Exhibit 99.1



                        Report of Independent Accountants

To the Board of Directors of
Nations LifeGoal Funds, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about Nations LifeGoal Funds, Inc.'s (the "Company's"), comprising Income and Growth, Balanced Growth and Growth Portfolios, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of March 31, 2000. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of March 31, 2000, and with respect to agreement of investment purchases and sales, for the period from January 6, 2000 (the date of our last examination), through March 31, 2000:

- Confirmation of all investments held by PFPC Inc. in book entry form;

- Reconciliation of all such investments to the books and records of the Company and the Custodian;

- Agreement of five investment purchases and five investment sales or maturities since our last report from the books and records of the Company to trade confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that Nations LifeGoal Funds, Inc. was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 2000 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

To the Board of Directors of
Nations LifeGoal Funds, Inc.

This report is intended solely for the information and use of the Board of Directors, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




PricewaterhouseCoopers LLP
May 19, 2000


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